First Internet Bancorp Promotes Nicole Lorch to Chief Operating Officer

Fishers, Indiana, January 23, 2017 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today Nicole Lorch has been named Chief Operating Officer of the Company and the Bank, effective January 1, 2017. In her new role, Ms. Lorch will manage day-to-day business operations while designing strategies to support growth goals.
Ms. Lorch joined First Internet Bank as Director of Marketing one week before the Bank opened to the public in February 1999. She served as Vice President, Marketing & Technology from May 2003 to May 2011 and Senior Vice President, Retail Banking from May 2011 until this appointment. In her role as Senior Vice President, Retail Banking, she oversaw all consumer banking services as well as the Bank’s marketing and IT teams.
“This promotion recognizes the quality of Nicole’s execution of her varied responsibilities and her unwavering commitment to our customers for nearly 18 years,” said David B. Becker, Chairman, President and Chief Executive Officer of First Internet Bancorp. “Under Nicole’s leadership, we expect to further the mission of our Company by building bridges between our banking services and the people and businesses that use them.”
“It’s an exciting time for the banking industry and for our Company,” said Ms. Lorch. “I look forward to leveraging my experience and relationships here to play an expanded role in designing the blueprints for our continued growth and success.”
Ms. Lorch received her bachelor’s degree from DePauw University and an MBA from the Indiana University Kelley School of Business. She is also a 2015 graduate of the CBA Executive Banking School.
About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $1.9 billion as of December 31, 2016. The Company’s subsidiary, First Internet Bank of Indiana, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the NASDAQ Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com